Exhibit 99.1
FOR IMMEDIATE RELEASE
COREPOINT LODGING REPORTS THIRD QUARTER 2021 RESULTS

IRVING, Texas – November 8, 2021- CorePoint Lodging Inc. (NYSE: CPLG) (“CorePoint” or the “Company”), a pure play select-service hotel owner strategically focused on the midscale and upper-midscale segments, today reported operational and financial results for the third quarter ended September 30, 2021.
Third Quarter 2021 and Subsequent Highlights

•Net income of $17 million, or $0.28 earnings per diluted share
•Comparable RevPAR of $66.38, an increase of 71.4% from the same period in 2020 and a decrease of 4.9% from the same period in 2019
•Adjusted EBITDAre of $34 million
•Adjusted FFO attributable to common stockholders of $29 million, or $0.47 per diluted share
•Sold 15 non-core hotels for a combined gross sales price of approximately $96 million during the quarter
•Repaid $102 million in total debt during the quarter
•Subsequent to quarter end, sold 5 non-core hotels for a gross sales price of approximately $36 million, resulting in a total of 159 non-core hotels sold since March 2019 for a combined gross sales price of approximately $768 million
•An additional 41 hotels are under contract with qualified buyers, expected to generate approximately $278 million of gross proceeds, and are generally expected to close in the first half of 2022, subject to market and other conditions

Subsequent to quarter end, as announced today, the Company has entered into a definitive agreement to be acquired through a joint venture between affiliates of Highgate and Cerberus Capital Management, L.P. (“Cerberus”). For additional details, see the Form 8-K filed by the Company earlier today with the Securities and Exchange Commission under Items 1.01 and 7.01.

Selected Statistical and Financial Data
(Unaudited, $ in millions, except RevPAR and ADR)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% Change	2021	2020	% Change
Net income (loss)	$17	$(8)	312.5%	$14	$(136)	110.3%
Total revenues	$142	$107	32.7%	$377	$325	16.0%

Adjusted EBITDAre	$34	$8	325.0%	$68	$10	580.0%
Adjusted FFO attributable to common stockholders	$29	$—	N/M	$49	$(14)	450.0%

Comparable Occupancy (1)	63.3%	51.6%	1,170 bps	59.7%	47.1%	1,260 bps
Comparable ADR (1)	$104.93	$74.97	40.0%	$92.30	$82.26	12.2%
Comparable RevPAR (1)	$66.38	$38.72	71.4%	$55.08	$38.77	42.1%
Comparable Hotel Adjusted EBITDAre margin (1)	28.5%	12.3%	1,620 bps	23.1%	8.3%	1,480 bps
____________________
(1)Comparable Hotels consists of all of the 160 hotels owned as of September 30, 2021.
N/M = Not Meaningful
Third Quarter 2021 Financial and Operating Results

The Company reported net income of $17 million, or $0.28 earnings per diluted share, for the quarter ended September 30, 2021, compared to a net loss of $(8) million, or $(0.14) loss per diluted share, for the quarter ended September 30, 2020. Increases in year-over-year revenues partially offset by increases in operating and other expenses led to the increase in net income.
Comparable RevPAR for the third quarter of 2021 increased 71.4% over the same period of 2020 with 1,058 basis points of RevPAR Index market share decline. The growth in comparable RevPAR was driven by a 40.0% increase in comparable ADR and a 1,170 bps increase in comparable occupancy. The increases in comparable ADR and comparable occupancy were primarily due to increased demand in 2021 as compared to the COVID-19 pandemic impact in 2020. Top performing markets included Anaheim, Santa Ana and San Diego, California, Miami, Florida, Myrtle Beach, South Carolina, Boston, Massachusetts, and Chicago, Illinois.
Adjusted EBITDAre for the third quarter of 2021 was $34 million as compared to $8 million for the same period in 2020. The year-over-year increase was primarily due to increases in rooms revenue.

Operations Update and Measures to Mitigate Impact of COVID-19
The Company’s hotels’ room demand and rates continued to benefit from leisure travel, certain segments of corporate travel related to essential businesses and being located in drive-to destinations. The following table summarizes select operating statistics for the months of July, August, and September 2021:

	Comparable Occupancy	Comparable ADR	Comparable RevPAR
July 2021	69.0%	$111.85	$77.16
August 2021	61.5%	$102.50	$63.04
September 2021	59.2%	$99.20	$58.68

The Company continues to implement certain cost containment measures with respect to hotel and corporate spending. Accordingly, hotel operating expenses increased at a slower pace than room revenue, primarily due to suspension of buffet-style breakfast service and limited housekeeping services for multi-night stays at many of our hotels.

Dispositions
Since CorePoint announced its initial non-core disposition program of 78 hotels in March 2019, 73 of these hotels have been successfully sold for a combined gross sales price of approximately $291 million and an additional 3 phase one hotels are under contract with qualified buyers, expected to generate approximately $14 million in gross proceeds. The Company’s expanded non-core disposition program announced in March 2020 includes an additional phase two group of 132 hotels. Of the phase two hotels, 86 have been successfully sold for a combined gross sales price of approximately $477 million and an additional 38 phase two hotels are under contract with qualified buyers, expected to generate approximately $264 million in gross proceeds. There can be no assurance as to the timing of any future sales or whether such sales will be completed at all. The Company is unable to forecast at this time the impact from the COVID-19 pandemic on the timing of or gross proceeds from asset sales.

Hotel Disposition Summary ($ in millions):

	Phase 1	Phase 2	Total
Total number of non-core hotels:	78	132	210

Full year 2019:
Number of hotels sold	43	1	44
Gross proceeds	$173	$4	$177
Portion of net proceeds used to repay debt	$111	$3	$114

Full year 2020:
Number of hotels sold	26	35	61
Gross proceeds	$103	$171	$274
Portion of net proceeds used to repay debt	$64	$132	$196

First quarter 2021:
Number of hotels sold	2	7	9
Gross proceeds	$7	$35	$42
Portion of net proceeds used to repay debt	$6	$30	$36

Second quarter 2021:
Number of hotels sold	—	25	25
Gross proceeds	$—	$143	$143
Portion of net proceeds used to repay debt	$—	$125	$125

Third quarter 2021:
Number of hotels sold	2	13	15
Gross proceeds	$8	$88	$96
Portion of net proceeds used to repay debt	$7	$80	$87

Fourth quarter 2021 (to date):
Number of hotels sold	—	5	5
Gross proceeds	$—	$36	$36
Portion of net proceeds used to repay debt	$—	$32	$32

Capital Investments
The Company invested approximately $5 million in capital improvements in the third quarter of 2021. As previously disclosed, CorePoint is currently deferring all non-essential capital investments and expenditures, with the exception of life safety or critical operational needs, resulting in an expected annual capital spend estimate of $15 million to $20 million, excluding any hurricane restoration costs which are predominantly covered by insurance proceeds.

Hurricane Ida Update

During the third quarter of 2021, Hurricane Ida impacted four of the Company’s hotels in Louisiana, resulting in property damage at each of the hotels and the temporary disruption of operations. As of October 31, 2021, approximately 450 rooms remained out of service due to the impact of the hurricane. We expect these rooms to be placed back in service on a staggered basis over the next several months. The Company expects that insurance proceeds, excluding any applicable insurance deductibles, will be sufficient to cover a significant portion of the property damage to the hotels and the related operating loss.

Balance Sheet and Liquidity
As of September 30, 2021, the Company had total cash and cash equivalents of $174 million, excluding lender and other escrows of approximately $45 million.
As of September 30, 2021, the Company had total debt principal outstanding of $537 million, which consisted of the following:
(Unaudited, $ in millions)

Debt	Interest Rate	Maturity Date	Principal Balance Outstanding
CMBS Loan (1)(2)	L + 3.04%	June 2025	$477
Revolving Credit Facility (3)	L + 6.00%	May 2022	60
Total			$537
____________________
(1)Maturity date assumes the exercise of all borrower extension options. The next maturity date is June 2022, with borrower options to extend the maturity date for three successive terms of one year each. In June 2021, the Company extended the CMBS Facility to June 2022 under the second extension option. Amount shown represents gross principal balance outstanding.
(2) As noted in the Hotel Disposition Summary table above, the Company used approximately $32 million of net proceeds from its asset sales subsequent to quarter end to reduce the CMBS principal balance outstanding to $445 million as of today.
(3) Subsequent to quarter end, the Company repaid $5 million to reduce the Revolving Credit Facility principal balance outstanding to $55 million as of today.

Dividends
As previously disclosed, the Company has currently suspended its common stock dividend, resulting in the preservation of approximately $11 million of cash per quarter, or approximately $45 million on an annualized basis. All future dividends will be at the sole discretion of CorePoint’s Board of Directors and will depend upon, among other things, compliance with debt covenants and maintenance of our REIT qualification.

Earnings Call and Webcast

In light of the proposed transaction, the Company will not conduct an earnings call.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements often contain words such as “assume,” “will,” “anticipate,” “believe,” “predict,” “project,” “potential,” “contemplate,” “plan,” “forecast,” “estimate,” “expect,” “intend,” “is targeting,” “may,” “should,” “would,” “could,” “goal,” “seek,” “hope,” “aim,” “continue” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are made based upon management’s current expectations and beliefs and are not guarantees of future performance. Such forward-looking statements involve numerous assumptions, risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. Our actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: completion of the proposed transaction is subject to various risks and uncertainties related to, among other things, its terms, timing, structure, benefits, costs and completion; required approvals to complete the proposed transaction by our stockholders and the receipt of certain regulatory approvals, to the extent required, and the timing and conditions for such approvals; and the satisfaction of the closing conditions to the proposed transaction; business, financial and operating risks inherent to the lodging industry; macroeconomic and other factors beyond our control, including without limitation the effects of the ongoing COVID-19 pandemic or other pandemics or outbreaks of contagious disease; the geographic concentration of our hotels; our inability to compete effectively; our concentration in the La Quinta brand; our dependence on the performance of LQ Management L.L.C. and other third-party hotel managers and franchisors; covenants in our hotel management and franchise agreements that limit or restrict the sale of our hotels; risks posed by our disposition activities, including our ability to contract with qualified buyers and the risk that purchasers may not have the access to capital or meet other requirements; risks resulting from significant investments in real estate; cyber threats and the risk of data breaches or disruptions of technology information systems; the growth of internet reservation channels; disruptions to the functioning or transition of the reservation systems, accounting systems or other technology programs for our hotels, and other technology programs and system upgrades; and our substantial indebtedness, including restrictions imposed on our ability to access our cash. Additional risks and uncertainties include, among others, those risks and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021 and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, which is expected to filed on or about the date of this press release, as such factors may be updated or superseded from time to time in our periodic filings with the SEC. You are urged to carefully consider all such factors and we note that the COVID-19 pandemic may have the effect of heightening many of the risks and uncertainties described. As such, the three and nine months ended September 30, 2021, are unlikely to be comparable to periods prior to the onset of the pandemic or to other periods affected by the pandemic, and are not indicative of future performance. Although it is believed that the expectations reflected in such forward-looking statements are reasonable and are expressed in good faith, such expectations may not prove to be correct and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements, which speak only to expectations as of the date of this communication. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. If we make any future public statements or disclosures which modify or impact any of the forward-looking statements contained in or accompanying this press release, such statements or disclosures will be deemed to modify or supersede such statements in this press release.

Non-GAAP Financial Measures

We refer to certain non-GAAP financial measures in this press release including FFO, Adjusted FFO, Adjusted FFO per diluted share, EBITDA, EBITDAre, Adjusted EBITDAre, Hotel Adjusted EBITDAre, Comparable Hotel Adjusted EBITDAre, and Comparable Hotel Adjusted EBITDAre margin. All such non-GAAP financial measures are unaudited. Please see the tables to this press release for definitions of such non-GAAP financial measures and reconciliations of such financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”) for historical periods.

About CorePoint

CorePoint Lodging Inc. (NYSE: CPLG) is the only pure-play publicly traded U.S. lodging REIT strategically focused on the ownership of midscale and upper-midscale select-service hotels. CorePoint owns a geographically diverse portfolio in attractive locations primarily in or near employment centers, airports, and major travel thoroughfares. The portfolio consists of primarily La Quinta branded hotels. For more information, please visit CorePoint’s website at www.corepoint.com.

Contact:

Becky Roseberry
SVP - Finance and Investor Relations
214-501-5535
investorrelations@corepoint.com

CorePoint Lodging Inc.
Consolidated Balance Sheets (Unaudited)
($ in millions, except per share amounts)

	September 30, 2021	December 31, 2020
Assets:
Real estate
Land	$446	$511
Buildings and improvements	1,590	1,813
Furniture, fixtures, and other equipment	239	293
Gross operating real estate	2,275	2,617
Less accumulated depreciation	(1,018)	(1,083)
Net operating real estate	1,257	1,534
Construction in progress	2	5
Total real estate, net	1,259	1,539

Right of use assets	14	16
Cash and cash equivalents	174	143
Accounts receivable	18	13
Lender and other escrows	45	35
Other assets	18	20
Total Assets	$1,528	$1,766

Liabilities and Equity:
Liabilities:
Debt, net	$537	$810
Mandatorily redeemable preferred stock	15	15
Accounts payable and accrued expenses	63	48
Other liabilities	34	36
Total Liabilities	649	909
Commitments and contingencies
Equity:
Common stock, $0.01 par value per share; 1.0 billion shares authorized; 58.4 million and 58.0 million shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	1	1
Additional paid-in-capital	971	963
Accumulated deficit	(95)	(109)
Noncontrolling interest	2	2
Total Equity	879	857
Total Liabilities and Equity	$1,528	$1,766

CorePoint Lodging Inc.
Consolidated Statements of Operations (Unaudited)
(in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Rooms	$139	$105	$369	$318
Other	3	2	8	7
Total Revenues	142	107	377	325
Operating Expenses:
Rooms	58	52	161	171
Other departmental and support	20	20	59	59
Property tax, insurance and other	10	14	37	45
Management and royalty fees	14	11	37	32
Corporate general and administrative	10	7	24	21
Depreciation and amortization	33	39	108	121
Gain on sales of real estate	(29)	(27)	(81)	(59)
Gain on casualty	—	(4)	(3)	(7)
Impairment loss	4	—	4	54
Total Operating Expenses	120	112	346	437
Operating income (loss)	22	(5)	31	(112)
Other Income (Expenses):
Interest expense	(6)	(9)	(20)	(35)
Other income (expenses), net	1	3	3	5
Total Other Expenses	(5)	(6)	(17)	(30)
Income (loss) before income taxes	17	(11)	14	(142)
Income tax benefit	—	3	—	6
Net income (loss)	$17	$(8)	$14	$(136)

Weighted average common shares outstanding:
Weighted average common shares outstanding - basic	57.1	56.7	57.0	56.6
Weighted average common shares outstanding - diluted	61.3	56.7	61.0	56.6

Earnings (loss) per share:
Basic earnings (loss) per share	$0.30	$(0.14)	$0.25	$(2.40)
Diluted earnings (loss) per share	$0.28	$(0.14)	$0.23	$(2.40)

RECONCILIATIONS

The tables below provide a reconciliation of Hotel Adjusted EBITDAre, Adjusted EBITDAre, EBITDAre and EBITDA to net income (loss), and a reconciliation of FFO and Adjusted FFO to net income (loss). We believe this financial information provides meaningful supplemental information because it represents how management views the business and reviews our operating performance. It is also used by management when publicly providing the business outlook. See the definitions of “EBITDA,” “EBITDAre,” “Adjusted EBITDAre,” “Comparable Hotel Adjusted EBITDAre,” “FFO” and “Adjusted FFO,” for a further explanation of the use of these measures.

“EBITDA.” Earnings before interest, income taxes, depreciation and amortization (“EBITDA”) is a commonly used measure in many REIT and non-REIT related industries. We believe EBITDA is useful in evaluating our operating performance because it provides an indication of our ability to incur and service debt, to satisfy general operating expenses, and to make capital expenditures. We calculate EBITDA excluding discontinued operations. EBITDA is intended to be a supplemental non-GAAP financial measure that is independent of a company’s capital structure.
“EBITDAre.” We present EBITDAre in accordance with guidelines established by the National Association of Real Estate Investment Trusts (“Nareit”). Nareit defines EBITDAre as EBITDA adjusted for gains or losses on the disposition of properties, impairments, and adjustments to reflect the entity’s share of EBITDAre of unconsolidated affiliates. We believe EBITDAre is a useful performance measure to help investors evaluate and compare the results of our operations from period to period.

“Adjusted EBITDAre.” Adjusted EBITDAre is calculated as EBITDAre adjusted for certain items, such as restructuring and separation transaction expenses, acquisition transaction expenses, stock-based compensation expense, severance expense, and other items not indicative of ongoing operating performance.

The Company believes that EBITDAre and Adjusted EBITDAre provide useful information to investors about it and its financial condition and results of operations for the following reasons: (i) EBITDAre and Adjusted EBITDAre are among the measures used by the Company’s management to evaluate its operating performance and make day-to-day operating decisions; and (ii) EBITDAre and Adjusted EBITDAre are frequently used by securities analysts, investors, lenders and other interested parties as a common performance measure to compare results or estimate valuations across companies in and apart from the Company’s industry sector.

EBITDA, EBITDAre and Adjusted EBITDAre are not recognized terms under GAAP, have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss), cash flow or other methods of analyzing the Company’s results as reported under GAAP. Some of these limitations are that these measures:
•do not reflect changes in, or cash requirements for, the Company’s working capital needs;
•do not reflect the Company’s interest expense, or the cash requirements necessary to service interest or principal payments, on its indebtedness;
•do not reflect the Company’s tax expense or the cash requirements to pay its taxes;
•do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•EBITDAre and Adjusted EBITDAre do not include gains or losses on the disposition of properties which may be material to our operating performance and cash flow;
•do not reflect the impact on earnings or changes resulting from matters that the Company considers not to be indicative of our future operations, including but not limited to discontinued operations, impairment, acquisition and disposition activities and restructuring expenses;
•although depreciation, amortization and impairment are non-cash charges, the assets being depreciated, amortized or impaired will often have to be replaced, upgraded or repositioned in the future, and EBITDA, EBITDAre and Adjusted EBITDAre do not reflect any cash requirements for such replacements; and
•other companies in the Company’s industry may calculate EBITDA, EBITDAre and Adjusted EBITDAre differently, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA, EBITDAre and Adjusted EBITDAre should not be considered as a replacement to net income (loss) presented in accordance with GAAP, discretionary cash available to the Company to reinvest in the growth of its business or as measures of cash that will be available to the Company to meet its obligations.

“Hotel Adjusted EBITDAre” measures property-level results at the Company’s hotels before corporate-level expenses and is a key measure of a hotel’s profitability. The Company presents Hotel Adjusted EBITDAre to help the Company and its investors evaluate the ongoing operating performance of the Company’s properties.

“Comparable Hotel Adjusted EBITDAre” measures property-level results at the Company’s Comparable hotels before corporate-level expenses and is a key measure of a hotel’s profitability. The Company presents Hotel Adjusted EBITDAre to help the Company and its investors evaluate the ongoing operating performance of the Company’s properties.

“Comparable Hotel Adjusted EBITDAre margin” represents the ratio of Comparable Hotel Adjusted EBITDAre to total revenues.

Funds from operations (“FFO”) and “Adjusted FFO”. We present Nareit FFO attributable to common stockholders and Nareit FFO per diluted share (as defined below) as non-GAAP measures of our performance. We calculate funds from operations (“FFO”) attributable to common stockholders for a given operating period in accordance with standards established by Nareit, as net income or loss (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses on sales of certain real estate assets, impairment write-downs of real estate assets, discontinued operations, income taxes related to sales of certain real estate assets, and the cumulative effect of changes in accounting principles, plus adjustments for unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect our pro rata share of the FFO of those entities on the same basis. Since real estate values historically have risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, Nareit adopted the FFO metric in order to promote an industry wide measure of REIT operating performance. We believe Nareit FFO provides useful information to investors regarding our operating performance and can facilitate comparisons of operating performance between periods and between REITs. Our presentation may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current Nareit definition, or that interpret the current Nareit definition differently than we do. We calculate Nareit FFO per diluted share as our Nareit FFO divided by the number of fully diluted shares outstanding during a given operating period.

We also present Adjusted FFO attributable to common stockholders when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance and in our annual budget process. We believe that the presentation of Adjusted FFO provides useful supplemental information that is beneficial to an investor’s complete understanding of our operating performance. We adjust Nareit FFO attributable to common stockholders for the following items, and refer to this measure as Adjusted FFO attributable to common stockholders: transaction expense associated with the potential disposition of or acquisition of real estate or businesses; severance expense; share-based compensation expense; litigation gains and losses outside the ordinary course of business; amortization of debt issuance costs; reorganization costs and separation transaction expenses; loss on early extinguishment of debt; straight-line ground lease expense; casualty losses; deferred tax expense; and other items that we believe are not representative of our current or future operating performance.

Nareit FFO attributable to common stockholders and Adjusted FFO attributable to common stockholders have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss), cash flow or other methods of analyzing our results as reported under GAAP. Nareit FFO is not an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to fund dividends. Nareit FFO is also not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining Nareit FFO. Investors are cautioned that we may not recover any impairment charges in the future. Accordingly, Nareit FFO should be reviewed in connection with GAAP measurements. We believe our presentation of Nareit FFO is in accordance with the Nareit definition; however, our Nareit FFO may not be comparable to amounts calculated by other REITs.

ADJUSTED EBITDAre NON-GAAP RECONCILIATIONS
(unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss)	$17	$(8)	$14	$(136)
Interest expense	6	9	20	35
Income tax benefit	—	(3)	—	(6)
Depreciation and amortization	33	39	108	121
EBITDA	56	37	142	14
Gain on sales of real estate	(29)	(27)	(81)	(59)
Gain on casualty	—	(4)	(3)	(7)
Impairment loss	4	—	4	54
EBITDAre	31	6	62	2
Equity-based compensation expense	2	3	7	8
Income from lease modification	(1)	—	(1)	—
Strategic alternatives exploration expenses	1	—	1	—
Income from terminated sale contracts	—	(1)	—	(1)
Other, net	1	—	(1)	1
Adjusted EBITDAre	$34	$8	$68	$10

Additional information:

•Other, net represents additional income and expenses that are not representative of our current or future operating performance, which are individually less significant. For the three and nine months ended September 30, 2021, other, net includes $1 million and $2 million of business interruption insurance proceeds, respectively. For the three and nine months ended September 30, 2020, other, net includes $2 million and $4 million of business interruption insurance proceeds, respectively.

HOTEL ADJUSTED EBITDA AND TOTAL REVENUES
NON-GAAP RECONCILIATION
(unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Adjusted EBITDAre	$34	$8	$68	$10
Corporate general and administrative expenses (1)	6	4	15	12
Hotel Adjusted EBITDAre	40	12	83	22
Impact of non-comparable hotels(2)	(1)	(2)	(5)	(2)
Comparable Hotel Adjusted EBITDAre(3)	$39	$10	$78	$20

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Total Revenues	$142	$107	$377	$325
Impact of non-comparable hotels(2)	(5)	(26)	(39)	(84)
Comparable Hotel Revenues(3)	$137	$81	$338	$241
____________________
(1)Reflects adjustments to exclude the effects of corporate general and administrative costs not already adjusted in calculating Adjusted EBITDAre.
(2)Includes the impact of hotels sold that are excluded from the Comparable Hotels.
(3)Comparable Hotels consists of all of the 160 hotels owned as of September 30, 2021.

ADJUSTED FFO NON-GAAP RECONCILIATION
(unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss)	$17	$(8)	$14	$(136)
Depreciation and amortization	33	39	108	121
Gain on sales of real estate	(29)	(27)	(81)	(59)
Gain on casualty	—	(4)	(3)	(7)
Impairment loss	4	—	4	54
Nareit defined FFO attributable to common stockholders	25	—	42	(27)
Equity-based compensation expense	2	3	7	8
Non-cash income tax expense (benefit)	—	(3)	—	(2)
Amortization expense of debt issuance costs	1	1	1	7
Income from lease modification	(1)	—	(1)	—
Strategic alternatives exploration expenses	1	—	1	—
Income from terminated sale contracts	—	(1)	—	(1)
Other, net	1	—	(1)	1
Adjusted FFO attributable to common stockholders	$29	$—	$49	$(14)

Weighted average number of shares outstanding, diluted	61.3	56.7	61.0	56.6
Adjusted FFO per diluted share	$0.47	$—	$0.80	$(0.25)
____________________

Additional information:
•Other, net represents additional income and expenses that are not representative of our current or future operating performance, which are individually less significant. For the three and nine months ended September 30, 2021, other, net includes $1 million and $2 million of business interruption insurance proceeds, respectively. For the three and nine months ended September 30, 2020, other, net includes $2 million and $4 million of business interruption insurance proceeds, respectively.
•Weighted average number of shares outstanding, diluted presented above may differ from weighted average number of shares outstanding, diluted presented for GAAP purposes when there is a net loss and all potentially dilutive securities are anti-dilutive. There are no dilutive securities for purposes of calculating net loss or negative FFO.

CERTAIN DEFINED TERMS
Average daily rate (“ADR”) represents hotel room revenues divided by total number of rooms rented in a given period. ADR measures the average room price attained by a hotel or group of hotels, and ADR trends provide useful information concerning pricing policies and the nature of the guest base of a hotel or group of hotels. Changes in room rates have an impact on overall revenues and profitability.
“Occupancy” represents the total number of rooms rented in a given period divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of our hotels’ available capacity, which may be affected from time to time by our repositioning, property casualties and other activities. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.
Revenue per available room (“RevPAR”) is defined as the product of the ADR charged and the average daily occupancy achieved. RevPAR does not include bad debt expense or other ancillary, non-room revenues, such as food and beverage revenues or parking, telephone or other guest service revenues generated by a hotel, which are not significant for us.
RevPAR changes that are driven predominately by occupancy have different implications for overall revenue levels and incremental hotel operating profit than changes driven predominately by ADR. For example, increases in occupancy at a hotel would lead to increases in room and other revenues, as well as incremental operating costs (including, but not limited to, housekeeping services, utilities and room amenity costs). RevPAR increases due to higher ADR, however, would generally not result in additional operating costs, with the exception of those charged or incurred as a percentage of revenue, such as management and royalty fees, credit card fees and booking commissions. As a result, changes in RevPAR driven by increases or decreases in ADR generally have a greater effect on operating profitability at our hotels than changes in RevPAR driven by occupancy levels.
“RevPAR Index” measures a hotel’s fair market share of its competitive set’s revenue per available room.
“Comparable Hotels” are defined as hotels that were active and operating in our system for at least one full calendar year as of the end of the applicable reporting period and were active and operating as of January 1st of the previous year. Comparable Hotels exclude: (i) hotels that sustained substantial property damage or other business interruption; (ii) hotels that are sold or classified as held for sale; or (iii) hotels in which comparable results are otherwise not available. Management uses Comparable Hotels as the basis upon which to evaluate ADR, occupancy, and RevPAR. Management calculates comparable ADR, occupancy, and RevPAR using the same set of Comparable Hotels as defined above. Further, we report variances in comparable ADR, occupancy, and RevPAR between periods for the set of Comparable Hotels existing at the reporting date versus the results of the same set of hotels in the prior period.

HOTEL COUNT RECONCILIATION

Hotel Count
As of December 31, 2018	315
Hotels sold	(44)
As of December 31, 2019	271
Hotels sold	(61)
Other (1)	(1)
As of December 31, 2020	209
Hotels sold	(9)
As of March 31, 2021	200
Hotels sold	(25)
As of June 30, 2021	175
Hotels sold (2)	(15)
As of September 30, 2021	160
Hotels sold subsequent to quarter end (3)	(5)
As of November 8, 2021	155

Total hotels sold	159
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(1) In the second quarter of 2020, the Company permanently disposed of one hotel, 140 rooms, that was subject to a ground lease
(2) The Company sold 15 hotels in the third quarter of 2021, totaling 1,753 rooms. Of these properties sold, one was located in each of the following locations: El Paso, Texas; Appleton, Wisconsin; Fort Myers, Florida; Alexandria, Louisiana; Orlando, Florida; Orem, Utah; Naples,
Florida; Tampa, Florida; Greenwood Village, Colorado; Atlanta, Georgia; Stockton, California; Stafford, Texas; Tampa, Florida; Sarasota, Florida;
and Albuquerque, New Mexico
(3) From September 30, 2021 through today, the Company sold 5 hotels, totaling 626 rooms. Of these properties sold, one was located in each of the following locations: Nashville, Tennessee; Houston, Texas; Clearwater, Florida; Winston - Salem, North Carolina; and Greensboro, North Carolina